                                  EXHIBIT 11

                Statement Re Computation of Per Share Earnings

                               OHM CORPORATION
                      COMPUTATION OF PER SHARE EARNINGS
                    (In Thousands, Except Per Share Data)


                                                              Three Months Ended    Nine Months Ended
                                                                 September 30,        September 30,
                                                               -----------------    -----------------
                                                                 1995     1994       1995       1994
                                                                 ----     ----       ----       ----
PRIMARY:

       Average Shares Outstanding                              26,557    15,597      20,819    15,572
       Net effect of dilutive stock options and warrants --
                based on the treasury stock method                507       448         307       604
                                                               ------    ------      ------    ------
                          Total                                27,064    16,045      21,126    16,176
                                                               ======    ======      ======    ======
       Net Income                                              $3,187    $2,615      $4,708    $5,489
                                                               ======    ======      ======    ======
       Per Share Amount                                        $ 0.12    $ 0.16      $ 0.22    $ 0.34
                                                               ======    ======      ======    ======

FULLY DILUTED:(1)

      Average Shares Outstanding                               26,557    15,597      20,819    15,572
      Net effect of dilutive stock options and warrants --
                based on the treasury stock method                507       448         307       604
                                                               ------    ------      ------    ------
                          Total                                27,064    16,045      21,126    16,176
                                                               ======    ======      ======    ======
      Net Income                                               $3,187    $2,615      $4,708    $5,489
                                                               ======    ======      ======    ======
      Per Share Amount                                         $ 0.12    $ 0.16      $ 0.22    $ 0.34
                                                               ======    ======      ======    ======

(1) Fully dilutive effect of stock options and warrants on per share amounts for the three and nine months ended September 30, 1995 and 1994, has not been presented in the statement of income since any reduction of less than 3% in the aggregate need not be considered as dilution.